UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

In re:

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Case No. 04-35817

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Dexterity Surgical, Inc.,

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Chapter 11 Case

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Debtor.

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ORDER APPROVING MODIFICATION OF THE FIRST AMENDED PLAN

Upon the Expedited Joint Motion of the Debtor and the Official Committee of Unsecured Creditors for Entry of Orders (a) Approving Post-Petition Debtor-In-Possession Financing, (b) Modifying the First Amended Plan of Reorganization, and (c) Approving Form and Manner of Solicitation of Modified Plan (the “Motion”), the Debtor having provided adequate notice of the Motion and the Plan Modification1 by the Notice and Disclosure Statement with Respect to First Amended Plan of Reorganization and Procedures for Approval Thereof (the “Notice”), the Debtor having solicited acceptances of the Plan Modification from all creditors and parties in interest entitled to vote thereon in accordance with the provisions of 11 U.S.C. §§ 1126 and 1127, that the notice requirements of 11 U.S.C. § 1129(b) have been satisfied; no objections having been filed to Motion or the Plan Modification, and after due deliberation, it is hereby

ORDERED that the plan as confirmed by the Order Confirming First Amended Plan of Liquidation Under Chapter 11, Title 11 of the United States Code of Dexterity Surgical, Inc., dated December 7, 2004 [Docket Nos. 181 and 184] is MODIFIED, as provided herein.

The following provisions shall modify the Plan, supersede any and all provisions of the Plan or any other document or agreement to the contrary and be deemed to be included in the Plan as confirmed by this Court.

The following subsections of Section 1.1 of the Plan are modified as follows:2

1.1.1

Administrative Claim means a Claim, or that portion thereof, that is entitled to priority under sections 503(b) and 507(a)(l) of the Bankruptcy Code, including, without limitation: (i) the actual and necessary costs and expenses incurred after the Petition Date of preserving the Estate and operating the business of the Debtor (such as wages, salaries, or payments for goods and services); (ii) compensation for legal, financial advisory, accounting and other services, and reimbursement of expenses awarded or allowed under sections 330(a) or 331 of the Bankruptcy Code; (iii) repayment of the DIP Loan, to the extent necessary, pursuant to the terms of the Restructuring Transaction; and (iv) all fees and charges assessed against the Estate under 28 U.S.C. § 1930.

1.1.24

Creditor Trust means the trust established pursuant to that certain Creditor Trust Agreement as described in section 7.8 of this Plan.

1.1.25

Creditor Trustees shall mean the Plan Agent and Committee Representative.

1.1.26

Current Directors means the members of the Board of Directors of the Debtor as of the date of this Plan.

1.1.29

DIP Loan means that certain loan, pursuant to section 364 of the Bankruptcy Code, in the amount of $50,000 from the Investors, which is due and payable in Cash only if the Restructuring Transaction is not approved and in such event only to the extent the administrative expenses incurred therewith are less than $50,000; otherwise the DIP Loan shall be repaid pursuant to the terms of the convertible promissory note (the “Note”) issued by the Debtor for the benefit of the Investors.

1.1.48

Investors means that certain group of investors who advanced the DIP Loan and seek to consummate the Restructuring Transaction.

1.1.54

New Directors mean the Board of Directors of the Reorganized Debtor appointed by the Current Directors in accordance with the terms of the Restructuring Transaction.

1.1.60

Plan Modification means the modifications to this Plan made to effectuate the Restructuring Transaction.

1.1.67

Reorganized Debtor means the Debtor on or after the Effective Date.

1.1.70

Restructuring Transaction means that certain transaction between the Debtor and the Investors whereby the Investors shall provide the DIP Loan and Contribution in consideration for, among other things, shares New Common Stock and the promise to enter into an exchange agreement with a merger partner designated by the Investors.

Section 3.5 of the Plan is modified as follows:

3.5

Impaired Classes.  Claims in Classes 2(a), 2(b), 3, 4 and 5 are impaired under the Plan and entitled to vote thereon.

Sections 5.3 and 5.5 of the Plan is modified as follows:

5.3

Treatment of Class 3 General Unsecured Claims.  Unless the Claim is a Disputed Claim, each holder of an Allowed Class 3 General Unsecured Claim shall receive its Pro Rata share of Available Cash and New Common Stock on the Initial Distribution Date; provided that the total shares of New Common Stock issued to holders of Allowed Class 3 General Unsecured Claims do not exceed 25,000 and that each holder of an Allowed Class 3 General Unsecured Claim, who is not also a holder of an Allowed Class 5 Interest, shall receive an additional 100 shares of New Common Stock.  The holder of a Class 3 General Unsecured Claim that is a Disputed Claim that later becomes an Allowed Claim will receive from the Disputed Claim Reserve, 10 days after it is allowed, the Pro Rata share of Available Cash and shares of New Common Stock that it would have received prior to the Claim’s allowance had the Claim been an Allowed Claim since the Effective Date.  Thereafter, the Class 3 General Unsecured Claim that has become an Allowed Claim will share in Distributions with the other Allowed Class 3 General Unsecured Claims.

5.5

Treatment of Class 5 Interests.  On the Effective Date, all holders of Class 5 Interests shall be entitled to retain their shares; provided, however, that pursuant to the Restructuring Transaction such shares shall be reversed without the need for shareholder notice or approval, such that the total outstanding shall be no more than 25,000 common shares of any type or classes of stock of the Debtor.

Article 7 of the Plan is modified as follows:

The Plan will be executed through the sale of all Estate Property owned by the Debtor and the consummation of the Restructuring Transaction.  Such sale will be implemented through bidding and sale procedures approved by the Court, and effectuated through a final auction or through such other sale process approved by the Court on notice.  The proceeds of these sales will be distributed through the Creditor Trust and pursuant to this Plan.  In addition, the Restructuring Transaction will be consummated on or before February 28, 2006 and at such time, the Investors will contribute $125,000 (the “Contribution”) to the Creditor Trust.

Section 7.1 of the Plan is modified as follows:

7.1.5

Plan Agent as Creditor Trustee.  The Plan Agent shall serve, together with the Committee Representative, as the trustee of the Creditor Trust and shall have all authority, in conjunction with the Committee Representative, set forth in this Plan with respect to the Creditor Trust and its assets.

Section 7.2 of the Plan is modified as follows:

7.2

Effective Date.  The following shall occur at or before the Effective Date, and shall be effective as of the Effective Date:

7.2.1

Cancellation of Interests and Re-issuance of New Common Stock of the Debtor.  On the Effective Date, the Reorganized Debtor shall first implement a reverse split such that the issued and outstanding stock of the Company shall be no greater than 25,000, shall thereafter issue 25,000,000 shares of its common stock, $.001 par value to the Investors, (the “New Common Stock”), shall be authorized to convert the DIP Loan evidenced by the Note upon presentment thereof to the Reorganized Debtor by the holders into 6,000,000 common shares and 3,000,000 warrants having an exercise price of $1.00 for five (5) years all of which will be issued as payment for the obligations under the DIP Loan, and shall issue 25,000 common shares of which will be issued to the Creditor Trust to be distributed to holders of Allowed Class 3 General Unsecured Claims in accordance with the provisions of Section 5.3 of this Plan, in addition to the 100 shares of common stock to be distributed to unsecured creditors as described in Section 5.3 of this Plan.  Any of the new shares or equities issued by the Debtor to the Creditors Trust and under the terms of the Note to the holders, shall be exempt from registration and the requirements of federal and state securities laws in accordance with Section 1145 of the Bankruptcy Code.

7.2.2.1

Amendment of Bylaws and Change of Fiscal Year. The Board of Directors may amend the Reorganized Debtor’s Bylaws and amend the Reorganized Debtor’s fiscal year to a date established and set forth in any Exchange Agreement without the need of shareholder approval.

7.2.2.2

Change of Directors Without Shareholder Approval.  The Board of Directors may replace the Current Directors with the New Directors without the need of shareholder approval.

7.2.2.3

Execution of Exchange Agreement/  The Board of Directors are authorized under the Plan to issue common shares pursuant to an exchange agreement at the time of closing or in escrow in which effective control or majority ownership of the Reorganized Debtor is given to the acquired or acquiring business entity without the need of shareholder approval.

7.2.2.4

Amendment to Authorized Shares.  The Board of Directors are authorized to increase the Reorganized Debtor’s authorized common shares to 100,000,000 by filing a certificate of amendment without shareholder notice or approval.

Section 7.4 of the Plan is modified to strike Sections 7.4.2.16-18.

Section 7.5 of the Plan is modified to strike Section 7.5.2.

Section 7.6 of the Plan is modified as follows:

7.6.1

Appointment of the Committee Representative.  On the Confirmation Date, the Committee shall designate a representative (the “Committee Representative”) to act on behalf of the Committee for all purposes through and until the later of (a) the filing of the Final Report and (b) the completion of the liquidation of the Debtor and the distribution of all remaining assets and cash to creditors.  In addition, the Committee Representative shall serve as co-trustee of the Creditor Trust and shall have all authority, in conjunction with the Plan Agent, set forth in this Plan with respect to the Creditor Trust and its assets.

7.6.2

Coordination with the Plan Agent.  The Plan Agent, as co-trustee of the Creditor Trust, shall coordinate his efforts with the Committee Representative when undertaking any action that affects any Estate Property, including without limitation, any objections to Claims or any causes of action, including without limitation, Avoidance Actions.  The Plan Agent shall assist the Committee Representative in matters related to the Plan or Estate Property and any actions taken by the Committee Representative under or to effectuate the Plan.  If a disagreement between the Plan Agent and the Committee Representative regarding any action to be taken under the Plan arises, that dispute may be presented to the Court on motion of either party.

Section 7.8 of the Plan shall be added as follows:

7.8

Creation of Creditor Trust.  Subject to the terms and conditions of this Plan, on the Effective Date, the Creditor Trust Agreement, in a form reasonably acceptable to the Debtor and the Committee, shall be executed and the Creditor Trust shall be created and established pursuant thereto.  The Creditor Trust shall be established for the sole purpose of liquidating and distributing the Estate Property, in accordance with Treasury Regulation Section 301.7701-4(d), with no objective to continue or engage in the conduct of trade or business.  The beneficial interests in the Creditor Trust shall not be certificated and are not transferable.  The issuance of the beneficial interests to the Creditor Trust satisfies the requirement of Bankruptcy Code section 1145 and such issuance is exempt from registration under the Securities Act of 1933, as amended, and any state or local law requiring registration.

7.8.1

Transfer of Property.  On the Effective Date, the Estate Property shall be conveyed, assigned, transferred and remitted to the Creditor Trust on behalf of and for the benefit of its beneficiaries.  Such transfer shall be treated for federal income tax purposes as a deemed distribution to the holders of Allowed Claims in Class 3 followed by a deemed transfer by such persons to the Creditor Trust.  In accordance with Bankruptcy Code section 1123(a)(5)(B), all Avoidance Actions or all other causes of action assigned under the Creditor Trust Agreement (collectively, “Avoidance and Other Actions”) belonging to the Debtor or the Estate shall be irrevocably assigned, transferred and conveyed to the Creditor Trust and shall be deemed vested in and become property of the Creditor Trust free and clear of all claims, liens, encumbrances and interests subject to the term of this Plan.  Any of the Debtor’s rights, claims or Avoidance and Other Actions as of the Effective Date shall be transferred to the Creditor Trust and, to the extent necessary to effectuate the foregoing, the Debtor shall join in any such transfer.  From and after the transfer of all such rights to the Creditor Trust, pursuant to Bankruptcy Code section 1123(b)(3), the Creditor Trustees shall be deemed the appointed representatives to, and may pursue, litigate, and compromise and settle any such rights, claims, or Avoidance and Other Actions, in accordance with the best interests of and for the benefit of the beneficiaries of the Creditor Trust.  Such transfers shall be free and clear of any Claims, Interests, or other encumbrances, except the rights of the Beneficiaries of the respective Creditor Trust hereunder and under the respective Creditor Trust Agreement and except as expressly provided in the Plan.

7.8.2

Duration of Creditor Trust.  The term of the Creditor Trust shall not exceed five (5) years from the Effective Date, provided that, upon a finding that an extension is necessary for the purpose of the Creditor Trust and upon approval by the Court, the term may be extended for a finite term based on the particular facts and circumstances as may be presented to the Court.  Each such extension must be approved by the Court within six (6) months of the beginning of the extended term.

7.8.3

Funding of Creditor Trust.  On the later of the Effective Date or such date when funds from the Contribution become available, the Investors will transfer the Contribution and all sale proceeds to the Creditor Trust, on behalf of and for the benefit of its beneficiaries, for fees and expenses related thereto.  The Creditor Trustees will be required to provide the Reorganized Debtor with quarterly reports on the Creditor Trust’s activities, fees and expenses.  Apart from the initial funding, the costs and expenses incurred by the Creditor Trustee or the Creditor Trust shall be paid from the assets of the Creditor Trust.

7.8.4

Avoidance and Other Actions.  After the Effective Date, the Creditor Trustees shall have the exclusive right to commence and to continue the prosecution of all pending Avoidance Actions and other causes of action belonging to the Creditor Trust.

7.8.5

Employment of Professionals.  The Creditor Trust is authorized, without further order of the Court, to employ such persons, including professionals, as the Creditor Trustees may deem necessary to enable it to perform its functions hereunder, and the costs of such employment and other expenditures shall be paid from the Creditor Trust.  Such persons shall be compensated and reimbursed for their reasonable and necessary fees and out-of-pocket expenses on a monthly basis from the Creditor Trust without further notice, hearing or approval of the Court.

7.8.6

Prosecution of Avoidance and Other Actions.  The Creditor Trust, acting through the Creditor Trustees, shall have the full power and authority to prosecute, compromise or otherwise resolve any and all Avoidance and Other Actions and distribute the proceeds in accordance with the Creditor Trust Agreement.  Any and all fees, costs and expenses incurred in respect to the prosecution of such Avoidance Actions shall be payable and paid solely by the Creditor Trust.  The Creditor Trust, acting through the Creditor Trustees, shall be authorized to prosecute such Avoidance and Other Actions in the name of the Debtor, but at the expense of and for the benefit of the Creditor Trust.

7.8.7

Exemption from Certain Taxes.  Pursuant to Bankruptcy Code section 1146(c), all transactions, including the transfers described herein, and the delivery and recordation of any instrument, under, in furtherance of, or in connection with this Plan shall not be subject to any stamp tax, real estate transfer tax or similar transfer fee or tax.

7.8.8

Other Tax Matters.  The Creditor Trust shall be treated as a grantor trust for federal income tax purposes, within the meaning of sections 671 through 677 of the Internal Revenue Code, and the Creditor Trust’s beneficiaries shall be treated as the owners of the property of the Creditor Trust for such purposes.  Pursuant to and in accordance with the Plan, the Creditor Trustees shall be responsible for all tax matters of the Creditor Trust including, but not limited to, the filing of any tax returns and other filings with governmental authorities on behalf of the Creditor Trust.  The Creditor Trustees shall provide such information to the beneficiaries as will enable them to properly file their separate tax returns and withhold and pay over any amounts required by tax law and, if required, shall pay any taxes imposed on the Creditor Trust.  The Creditor Trustees and the beneficiaries of the Creditor Trust shall, for all federal income tax purposes, use consistent values for all property transferred to the Creditor Trust.  The Creditor Trustees shall be entitled to deduct any federal or state withholding or other taxes from any payments made with respect to Allowed Claims, as appropriate, and shall otherwise comply with Bankruptcy Code section 346.

7.8.9

Trust Securities.  The Creditor Trust shall be restricted and prohibited from transferring, conveying, selling or otherwise encumbering the Trust Securities (as defined in the Creditor Trust Agreement) except as provided hereunder.  The Creditor Trustees shall have no power, authority or right to transfer, convey, sell or otherwise encumber the Trust Securities except as provided hereunder.  The Creditor Trustees shall not transfer, convey, sell or otherwise encumber, or allow the transfer, conveyance, sale or encumbrance of the Trust Securities and any transfer, conveyance, sale or encumbrance shall be null and void and without legal effect.

Section 15.1 of the Plan is modified as follows:

15.1.18

brought under Chapter 5 of the Bankruptcy or brought by the Credit Trustees in accordance with their authority set forth in this Plan and the Creditor Trust Agreement, notwithstanding any theory of law limiting this Court’s jurisdiction, including, but not limited to, res judicata or that theory set forth in the case of In re Resorts International, Inc. and other related cases.  The Bankruptcy Court specifically reserves jurisdiction to handle such matters as described in this Section 15.1.

All references, except where specifically set forth in this Order, to the “Plan Agent and Committee Representative” shall be modified to refer to the “Creditor Trustees” and all references to the “Liquidating Debtor” shall be modified to refer to the “Reorganized Debtor.”

Upon the filing of the Notice of Effective Date, the Reorganized Debtor, except as provided for in Section 15.1 of the Plan, shall no longer be subject to the jurisdiction of the Bankruptcy Court.

Dated:

Houston, Texas

February ___, 2006

THE HONORABLE MARVIN ISGUR

UNITED STATES BANKRUPTCY JUDGE

Footnotes

1 All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Motion or the Plan.

2 Section 1.1 of the Plan shall be renumbered in accordance with the modifications set forth herein.

NYC/257074.1